UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2022

Phillips 66 Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36011	38-3899432
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2331 CityWest Boulevard

Houston, Texas 77042

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(855) 283-9237

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Units, Representing Limited Partner Interests	PSXP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 9, 2022, pursuant to the terms of the previously disclosed Agreement and Plan of Merger (the “Merger Agreement”) by and among Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”), Phillips 66 Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Phillips 66, a Delaware corporation (the “Company”), Phillips 66 Company, a Delaware corporation and wholly owned subsidiary of the Company (“P66 Company”), Phillips 66 Project Development Inc., a Delaware corporation and wholly owned subsidiary of P66 Company (“P66 PDI”), and Phoenix Merger Sub LLC, a Delaware limited liability company and jointly owned subsidiary of P66 Company and P66 PDI (“Merger Sub”), Merger Sub merged with and into the Partnership (the “Merger”). At the effective time of the Merger (the “Effective Time”), the Partnership became an indirect, wholly owned subsidiary of the Company.

Pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, each outstanding common unit representing a limited partner interest in the Partnership (each, a “Common Unit”), other than Common Units owned by the Company and its subsidiaries (each, a “Public Common Unit”), converted into the right to receive 0.500 of a share of common stock, par value $0.01 per share, of the Company (the “Common Stock” and the shares of Common Stock issued in the Merger, the “Merger Consideration”). The General Partner’s non-economic general partner interest in the Partnership remained outstanding, and the General Partner continued as the sole general partner of the Partnership.

In addition, pursuant to Amendment No. 1 to the Third Amended and Restated Agreement of Limited Partnership of the Partnership (as amended, the “Third A&R Partnership Agreement”), the outstanding Series A Preferred Units of the Partnership were automatically converted into Common Units immediately prior to the Merger in accordance with the terms of the Third A&R Partnership Agreement.

Pursuant to the Merger Agreement, the Company issued approximately 41.8 million shares of Common Stock to the holders of Public Common Units as Merger Consideration, as described above.

The Merger Agreement is filed as Exhibit 2.1 to the Partnership’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 27, 2021, which agreement is incorporated herein by reference. The foregoing summary of the Merger Agreement has been included to provide investors and security holders with information regarding the terms of the Merger Agreement and is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about the Partnership, the Company or their respective subsidiaries and affiliates.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information set forth under Item 2.01 is incorporated into this Item 3.01 by reference.

In connection with the closing of the Merger, the Partnership notified the New York Stock Exchange (the “NYSE”) that (i) the Merger had been consummated and (ii) requested that the NYSE (x) suspend trading of the Common Units prior to market open on March 9, 2022, (y) withdraw the Common Units from listing on the NYSE and (z) file with the SEC a Form 25 notification of Removal from Listing and/or Registration to delist and deregister the Common Units under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Partnership intends to file a certification on Form 15 under the Exchange Act with the SEC requesting the deregistration of the Common Units under Section 12(g) of the Exchange Act and the suspension of the Partnership’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 2.01 above is incorporated into this Item 5.02 by reference.

In connection with the consummation of the Merger, as of the Effective Time, David Bairrington, Mark A. Haney, C. Douglas Johnson and Joseph W. O’Toole stepped down from their respective roles as members of the Board of Directors of the General Partner (the “GP Board”). The decision of each of Messrs. Bairrington, Haney, Johnson and O’Toole to step down as a member of the GP Board was not the result of any disagreement with the General Partner or the Partnership on any matter relating to the operations, policies or practices of the General Partner or the Partnership.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of the Exhibit

2.1*	Agreement and Plan of Merger, dated as of October 26, 2021, by and among Phillips 66, Phillips 66 Company, Phillips 66 Project Development Inc., Phoenix Sub LLC, Phillips 66 Partners LP, and Phillips 66 Partners GP LLC (filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed October 27, 2021 and incorporated herein by reference).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	The schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS 66 PARTNERS LP

By:	Phillips 66 Partners GP LLC, its general partner

By:	/s/ Timothy D. Roberts
Name:	Timothy D. Roberts
Title:	Vice President and Chief Operating Officer

Dated: March 9, 2022

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